As Filed with the Securities and Exchange Commission on March 14, 2012.

REGISTRATION NO. 333-179492

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARGAN, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

13-1947195

(I.R.S. Employer Identification Number)

One Church Street, Suite 201

Rockville, MD 20850

(301) 315-0027

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Rainer Bosselmann

Chairman of the Board and Chief Executive Officer

Argan, Inc.

One Church Street, Suite 201

Rockville, MD 20850

(301) 315-0027

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of All Communications to:

Richard A. Krantz, Esq.

Robinson & Cole LLP

1055 Washington Blvd.

Stamford, Connecticut 06901

(203) 462-7500

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.  ☒.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.15 par value	879,730	$16.20	$14,251,626.00	$1,633.24 (3)

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock by reason of any stock dividend, stock split, recapitalization or similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the Registrant’s receipt of consideration, which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the common stock of the Registrant as reported by the NYSE Amex Equities on February 8, 2012.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MARCH 14, 2012

PROSPECTUS

879,730 Shares of Common Stock

Between April 2003 and December 2006, we sold 879,730 shares of our common stock to MSR I SBIC, L.P. (the “Purchaser”). Under this prospectus, the Purchaser and any of its pledgees, donees, transferees or other successors-in-interest may offer and resell these shares of our common stock for their own accounts. We will not receive any of the proceeds from the sale of these shares by the selling shareholder.

The Purchaser may sell its shares from time to time at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for underwriting discounts and selling commissions.

Our common stock is listed on the NYSE Amex Equities under the symbol “AGX”. The last reported sale price of our common stock on the NYSE Amex Equities on March     , 2012 was $[            ] per share.

Our principal executive offices are located at One Church Street, Suite 201, Rockville, MD 20850, and our telephone number is (301) 315-0027.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March     , 2012.

i

FORWARD-LOOKING STATEMENTS

When used in this report, the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future net revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions. They are subject to change based upon various factors including, but not limited to, the risks and uncertainties described in Item 1A of our Annual Report on Form 10-K for the year ended January 31, 2011. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a continuous offering process. Under this continuous offering process, the selling shareholder may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling shareholder. Each time the selling shareholder sells securities, the selling shareholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing more specific information about the selling shareholder and the terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus and any prospectus supplement, including documents incorporated by reference herein, together with the additional information described in the section entitled “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities sold on a later date.

ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference herein and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our business information, financial statements and the related notes, incorporated by reference in this prospectus, as well as the information set forth in any prospectus supplement. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

Argan, Inc.

Argan, Inc. (“Argan”) conducts operations through its wholly-owned subsidiaries, Gemma Power Systems, LLC and affiliates (“GPS”) that were acquired in December 2006 and Southern Maryland Cable, Inc. (“SMC”) that was acquired in July 2003 (together referred to as the “Company,” “we,” “us,” or “our”). Through GPS, we provide a full range of development, consulting, engineering, procurement, construction, commissioning, operations and maintenance services to the power generation and renewable energy markets for a wide range of customers including public utilities, independent power project owners, municipalities, public institutions and private industry. Through SMC, we provide telecommunications infrastructure services including project management, construction and maintenance to the federal government, telecommunications and broadband service providers as well as electric utilities. Each of the wholly-owned subsidiaries represents a separate reportable segment — power industry services and telecommunications infrastructure services, respectively. The net revenues of GPS represented approximately 96%, of our consolidated net revenues from continuing operations for the fiscal year ended January 31, 2011.

Holding Company Structure

Argan was organized as a Delaware corporation in May 1961. We intend to make additional acquisitions and/or investments by identifying companies with significant potential for profitable growth. We may have more than one industrial focus. We expect that companies acquired in each of these industrial groups will be held in separate subsidiaries that will be operated in a manner that best provides cash flows for the Company and value for our stockholders. Argan is a holding company with no operations other than its continuing investments in GPS and SMC.

Power Industry Services

The extensive design, construction, start-up and operating experience of our power industry services business has grown with the completion of projects for more than 70 facilities representing nearly 10,000 megawatts (“MW”) of power-generating capacity. Power projects have included combined-cycle cogeneration facilities, electricity peaking plants, boiler plant construction and renovation efforts, and utility system maintenance. We have also broadened our experience into the growing renewable energy industry by providing engineering, procurement and construction services to the owners of wind plants and other alternative power energy facilities. The durations of our construction projects may extend to three years. Since February 1, 2009, we have completed construction of natural gas-fired power plants in California and Connecticut, two biodiesel production plants in Texas and wind-energy farms in Washington and Illinois. The net revenues of GPS, which represents our power industry services business segment, were $174.9 million for the fiscal year ended January 31, 2011, or approximately 96% of our consolidated net revenues from continuing operations for the year. For the nine months ended October 31, 2011, the net revenues of GPS were approximately $79.7 million, or approximately 93% of consolidated net revenues for the period.

Telecommunications Infrastructure Services

Through SMC, we provide comprehensive technology wiring and utility construction solutions to customers in the mid-Atlantic region. We perform both outside plant and inside plant cabling services including the structuring, cabling, terminations and connectivity that provide the physical transport for high speed data, voice, video and security networks. The net revenues of SMC, which represents our telecommunications infrastructure services business segment, were $7.7 million for the fiscal year ended January 31, 2011, or approximately 4% of our consolidated net revenues from continuing operations for the year. For the nine months ended October 31, 2011, the net revenues of SMC were $6.3 million, or approximately 7% of consolidated net revenues for the period.

Services provided to our outside premises customers include trenchless directional boring and excavation for underground communication and power networks, aerial cabling services, and the installation of buried cable, high and low voltage electric lines, and private area outdoor lighting systems. Our sophisticated directional boring system is electronically guided and can place underground networks of various sizes with little or no restoration required. We use our equipment and experienced personnel to perform the trenching, plowing and back-hoeing for underground networks, to complete the installation of a variety of network structures, and to restore work sites. We utilize aerial bucket trucks, digger derrick trucks and experienced personnel to complete a variety of aerial projects. The outside premises services have been primarily provided to local governments, regional communications service providers, electric utilities and other commercial customers.

The wide range of inside plant and premises wiring services that we provide to our customers include AutoCAD design; cable installation; equipment room and telecom closet design and build-out; data rack and cabinet installation; raceway design and installation; and cable identification, testing, labeling and documentation for copper, fiber optic and coax cable systems. These services are provided primarily to federal government facilities, including cleared facilities, on a direct and subcontract basis. Such facilities typically require regular upgrades to their wiring systems in order to accommodate improvements in security, telecommunications and network capabilities.

Discontinued Operations

In December 2010, the Board of Directors of Argan approved management’s plan to dispose of the operations of the nutritional products line of business conducted by its wholly-owned subsidiary, Vitarich Laboratories, Inc. (“VLI”). Since 2006, VLI incurred operating results that were consistently below expected results. The loss of certain major customers and the reduction in the amounts of orders received from other large customers caused net revenues to decline and this business segment to report operating losses.

During 2011, we completed the sale of substantially all of the assets of VLI to an unrelated company. The asset sale was consummated for an aggregate cash purchase price of approximately $2.5 million and the assumption by the purchaser of certain trade payables, accrued expenses and remaining obligations under VLI’s facility leases, providing a gain for financial reporting purposes, before income taxes, in the approximate amount of $1.3 million.

The Offering

Common stock offered	879,730 shares.

Common stock outstanding	13,657,865 shares.(1)

Risk factors	Investment in our securities involves a high degree of risk. You should carefully consider the risk factors described under the section entitled “Risk Factors”, as well as any other information in this prospectus, any prospectus supplement and any document incorporated herein by reference before investing in any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Use of proceeds	The proceeds from the sale of the shares of our common stock being offered by the selling shareholder pursuant to this prospectus and any prospectus supplement, if applicable, net of any broker’s fee or commissions, will belong to the selling shareholder. We will not receive any of the proceeds from the sale of these shares. See section entitled “Use of Proceeds”.

Plan of Distribution	The shares may be offered and sold from time to time by Purchaser, and any pledgees, donees, transferees or other successors-in-interest of the shares, through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See section entitled “Plan of Distribution”.

NYSE Amex Equities symbol	AGX.

(1)

The above outstanding share information is based upon shares of our common stock outstanding as of January 31, 2012. The above outstanding share information excludes: (i) 817,000 shares of our common stock issuable upon the exercise of options outstanding at January 31, 2012; (ii) 160,000 shares of our common stock issuable upon the exercise of warrants outstanding at January 31, 2012; (iii) 5,000 shares of our common stock issuable upon the vesting of restricted stock at January 31, 2012; and (iv) 370,000 shares of our common stock available for future awards under our 2011 Stock Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. Our business, financial position and future results of operations may be impacted in a materially adverse manner by risks associated with the execution of our strategic plan and the creation of a profitable and cash-flow positive business in a challenging economic environment, our ability to obtain capital or to obtain capital on terms acceptable to us, the successful integration of acquired companies into our consolidated operations, our ability to successfully manage diverse operations remotely located, our ability to successfully compete in highly competitive industries, the successful resolution of ongoing litigation, our dependence upon key managers and employees and our ability to retain them, and potential fluctuations in quarterly operating results, among other risks. Before investing in our securities, please consider the risks summarized in this paragraph and those risks discussed below. Our future results may also be impacted by other risk factors listed from time to time in our future filings with the SEC, including, but not limited to, our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q.

General Risks Relating to Our Company

The weak economic recovery may result in reduced demand for our products and services, and may cause our financial position to deteriorate.

Our customers may be impacted by the weak economic recovery in the United States from a depressed housing market, constraints in the credit market and high unemployment. They may delay, curtail or cancel proposed and existing projects; thus decreasing the overall demand for our services and adversely impacting our liquidity. In addition, project owners may continue to experience difficulty in raising capital for the construction of power-generation plants and renewable fuel production facilities due to substantial limitations on the availability of credit and other uncertainties in the credit markets. Customers may be reluctant to establish new supply relationships as the condition of the economy causes demand for their products to be weak. In general, if overall economic conditions do not improve steadily, the demand for our products and services may be adversely affected.

We may be unable to maintain our profitability.

Due primarily to the favorable operating results of GPS, we have generated income from continuing operations for three consecutive years — the fiscal years ended January 31, 2009, 2010 and 2011. As described in the risks presented below, our ability to maintain profitable continuing operations depends on many factors including the ability of the power services business segment to continue to obtain new construction projects and to complete its projects successfully. A substantial decline in the net revenues of GPS could have a material adverse effect on our ability to achieve net income in the future.

Our dependence on one or a few customers could adversely affect us.

The size of the energy plant construction projects of our power industry services segment frequently results in a limited number of projects contributing a substantial portion of our consolidated net revenues as described in Note 16 to our consolidated financial statements which are included in our Form 10-K Annual Report for the year ended January 31, 2011 (our “2011 Annual Report”). Should we fail to replace projects that are completed by GPS with new projects, future net revenues and profits may be adversely affected.

Our dependence on large construction contracts may result in uneven quarterly financial results.

Our power industry service activities in any one fiscal quarter are typically concentrated on a few large construction projects for which we use the percentage-of-completion accounting method to determine contract revenues. To a substantial extent, construction contract revenues are recognized as services are provided as measured by the amount of costs incurred. As the timing of equipment purchases, subcontractor services and other contract events may not be evenly distributed over the lives of our contracts, the amount of total contract costs may vary from quarter to quarter, creating uneven amounts of quarterly contract net revenues. In addition, the timing of contract commencements and completions may exacerbate the uneven pattern. As a result of the foregoing, future amounts of consolidated net revenues, cash flow from operations, net income and earnings per share reported on a quarterly basis may vary in an uneven pattern and may not be indicative of the operating results expected for any other quarter or for an entire fiscal year, thus rendering consecutive quarter comparisons of our consolidated operating results a less meaningful way to assess the growth of our business.

Lawsuits could adversely affect our business.

From time to time, we, our directors and/or certain of our current officers may be named as parties to lawsuits. A discussion of our significant lawsuits appears in Item 3 of our 2011 Annual Report on and Note 12 to the consolidated financial statements included in our 2011 Annual Report. It is not possible at this time to predict the likely outcome of these actions with certainty, and an adverse result in any of these lawsuits could have a material adverse effect on us. Litigation can involve complex factual and legal questions and its outcome is uncertain. Any claim that is successfully asserted against us could result in significant damage claims and other losses. Even if we were to prevail, any litigation could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations, which could adversely affect our financial condition, results of operations or cash flows.

We may be unsuccessful at generating internal growth which could result in an overall decline in our business.

Our ability to expand by achieving profitable organic growth of the Company will be affected by, among other factors, our success in:

•	expanding the range of services and products we offer to customers in order to address their evolving needs;

•	attracting new customers;

•	hiring and retaining employees; and

•	controlling operating and overhead expenses.

Many of the factors affecting our ability to generate internal growth may be beyond our control. Our strategies may not be successful and we may not be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.

Future acquisitions and/or investments may not occur which could limit the growth of our business.

We are a holding company with no operations other than our investments in GPS and SMC. The successful execution of our overall business plan could be based, in part, on our making additional acquisitions and/or investments that would provide positive cash flow to us and value to our stockholders. Additional companies meeting these criteria and that provide products and/or services to growth industries and are available for purchase at attractive prices may be difficult to find. Further, efforts to conduct due diligence investigations of attractive target companies and to negotiate acquisition and related agreements may not be successful.

We cannot readily predict the timing or size of our acquisition efforts and therefore the capital we will need for these efforts. However, it is likely that any potential future acquisition or strategic investment transaction would require the use of cash and/or shares of our common stock as components of the purchase price. Using cash for acquisitions may limit our financial flexibility and make us more likely to seek additional capital through future debt or equity financings. Our ability to obtain such additional financing in the future may depend upon prevailing capital market conditions, the strength of our future operating results and financial condition as well as conditions in our business; and those factors may affect our efforts to arrange additional financing on terms that are acceptable to us. Our ability to use shares of our common stock as future acquisition consideration may be limited by a variety of factors, including the future market price of shares of our common stock and a potential seller’s assessment of the liquidity of our common stock. If adequate funds or the use of our common stock are not available to us, or are not available on acceptable terms, we may not be able to take advantage of acquisitions or other opportunities, to make future investments, or to respond to competitive challenges.

We have pledged the majority of our assets to secure our financing arrangements with Bank of America (the “Bank”). The Bank’s consent is required for acquisitions, divestitures, the participation in joint ventures and certain other investments. There can be no assurance that our Bank will consent to future transactions. If we are unable to obtain such consents, our ability to consummate acquisitions, to make investments or to enter into other arrangements for the purpose of growing our business may be limited.

We may not be able to comply with certain of our debt covenants which may interfere with our ability to successfully execute our business plan.

The financing arrangements with our Bank require that we maintain compliance with certain financial covenants at each fiscal quarter-end and include an acceleration clause which allows the Bank to declare amounts outstanding under the debt arrangements due and payable if it determines in good faith that a material adverse change has occurred in our financial condition or that of any of our subsidiaries.

We are currently in compliance with our debt covenants, but there can be no assurance that we will continue to be in compliance. If our performance does not result in compliance with any of our financial covenants, or if the Bank seeks to exercise its rights under the acceleration clause referred to above, we would seek to modify the financing arrangements, but there can be no assurance that the Bank would not exercise its rights and remedies under the debt arrangements, including accelerating payments of all outstanding senior debt. These payments would have a significantly adverse impact on our liquidity and our ability to obtain additional capital thereby jeopardizing our ability to successfully execute our business plan. As of October 31, 2011, there were no borrowings outstanding under the financing arrangements.

The integration of acquired companies may not be successful.

Even if we do complete acquisitions in the future, we may not be able to successfully integrate such acquired companies with our other operations without substantial costs, delays or other operational or financial problems. Integrating acquired companies involves a number of special risks which could materially and adversely affect our business, financial condition and results of operations, including:

•	failure of acquired companies to achieve the results we expect;

•	diversion of management’s attention from operational matters;

•	difficulties integrating the operations and personnel of acquired companies;

•	inability to retain key personnel of acquired companies;

•	risks associated with unanticipated events or liabilities;

•	the potential disruption of our business; and

•	the difficulty of maintaining uniform standards, controls, procedures and policies, including an effective system of internal control over financial reporting.

If one of our acquired companies suffers customer dissatisfaction or performance problems, the reputation of our entire company could be materially and adversely affected. In addition, future acquisitions could result in issuances of equity securities that would reduce our stockholders’ ownership interest, the incurrence of debt, contingent liabilities, deferred stock-based compensation or expenses related to the valuation of goodwill or other intangible assets and the incurrence of large, immediate write-offs.

Our results of operations could be adversely affected as a result of additional impairment losses related to goodwill and other purchased intangible assets.

When we acquire a business, we record goodwill equal to the excess amount paid for the business, including liabilities assumed, over the fair value of the net assets of the acquired business. Generally accepted accounting principles require that all business combinations be accounted for using the purchase method of accounting and that certain intangible assets acquired in a business combination be recognized as assets apart from goodwill. The balances of goodwill and other intangible assets that have indefinite useful lives are not amortized, but instead must be evaluated at least annually for impairment. The amounts of intangible assets that do have finite lives are amortized over their useful lives. However, should poor performance or other conditions indicate that the carrying value of a business or long-lived asset may have suffered an impairment, a determination of fair value is required to be performed in the period that such conditions are noted. If the carrying value of a business or of an individual purchased intangible asset is found to exceed the corresponding fair value, an impairment loss is recorded. The aggregate carrying amount of goodwill, other purchased intangible assets with indefinite lives and long lived purchased intangible assets included in our consolidated balance sheet as of October 31, 2011 was approximately $21.1 million, or approximately 11% of total consolidated assets and 22% of consolidated net assets.

We perform annual impairment assessments of the carrying values of goodwill and other indefinite-lived intangible assets as of November 1. Assessments of these assets as well as our long-lived assets may be conducted more frequently if we identify indications of impairment. Should the operating results of GPS or any future acquired company experience unexpected deterioration, we could be required to record additional significant impairment losses related to purchased intangible assets. Impairment losses, if any, would be recognized as operating expenses and would adversely affect future profitability.

Our business growth could outpace the capabilities of our senior management which could adversely affect our ability to complete the execution of our business plan.

We cannot be certain that our current management team will be adequate to support our operations as they expand. Future growth could impose significant additional responsibilities on members of our senior management, including the need to recruit and integrate new senior level managers and executives. We cannot be certain that we can recruit and retain such additional managers and executives. To the extent that we are unable to attract and retain additional qualified management members in order to manage our growth effectively, we may not be able to expand our operations or execute our business plan. Our financial condition and results of operations could be materially and adversely affected as a result.

Loss of key personnel could prevent us from effectively managing our business.

Our future success is substantially dependent on the continued service and performance of our current executive team and the senior management members of our businesses. We cannot be certain that any such individual will continue in such capacity or continue to perform at a high level for any particular period of time. Our ability to operate productively and profitably, particularly in the power services industry, may also be limited by our ability to attract, employ, retain and train skilled personnel necessary to meet our future requirements. We cannot be certain that we will be able to maintain management teams and an adequate skilled labor force necessary to operate efficiently and to support our growth strategy or that our labor expenses will not increase as a result of a shortage in the supply of these skilled personnel. Labor shortages or increased labor costs could impair our ability or maintain our business or grow our net revenues. The loss of key personnel, or the inability to hire and retain qualified employees in the future, could negatively impact our ability to manage our business.

Our actual business and financial results could differ from the estimates and assumptions that we use to prepare our consolidated financial statements, which may reduce our profits.

To prepare consolidated financial statements in conformity with generally accepted accounting principles, we are required to make estimates and assumptions as of the date of the financial statements, which affect the reported values of assets and liabilities, net revenues and expenses, and disclosures of contingent assets and liabilities. For example, we may recognize net revenues over the life of a contract based on the proportion of costs incurred to date compared to the total costs estimated to be incurred for the entire project. Areas requiring significant estimates by our management include:

•	the application of the percentage-of-completion method of accounting and revenue recognition on contracts, change orders and contract claims;

•	the valuation of assets acquired and liabilities assumed in connection with business combinations;

•	the value of goodwill and recoverability of other purchased intangible assets;

•	provisions for income taxes and related valuation allowances;

•	accruals for estimated liabilities, including litigation reserves;

•	provisions for uncollectible receivables and recoveries of costs from subcontractors, vendors and others; and

•	the determination of stock-based compensation expense.

Our actual business and financial results could differ from those estimates, which may reduce our profits.

Our employees work on projects that are inherently dangerous and a failure to maintain a safe work site could result in significant losses.

We often work on large-scale and complex projects, frequently in geographically remote locations. Our project sites can place our employees and others near large and/or mechanized equipment, moving vehicles, dangerous processes or highly regulated materials, and in challenging environments. Safety is a primary focus of our business and is critical to our reputation. Often, we are responsible for safety on the project sites where we work. Many of our clients require that we meet certain safety criteria to be eligible to bid on contracts. We maintain programs with the primary purpose of implementing effective health, safety and environmental procedures throughout our Company. If we fail to implement appropriate safety procedures and/or if our procedures fail, our employees or others may suffer injuries. The failure to comply with such procedures, client contracts or applicable regulations could subject us to losses and liability, and adversely impact our ability to obtain projects in the future.

Terrorist attacks could negatively impact the economy in the United States and the markets in which we operate.

Terrorist attacks, like those that occurred on September 11, 2001, have contributed to economic instability in the United States. Future acts of terrorism, violence or war could affect the markets in which we conduct operations, our business and our expectations. Armed hostilities may increase, or terrorist attacks, or responses from the United States, may lead to further acts of terrorism and civil disturbances in the United States or elsewhere, which may further contribute to economic instability in the United States. These attacks or armed conflicts may affect our operations or those of our customers or suppliers and could impact our net revenues, our production capability and our ability to complete contracts in a timely manner.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, investors could lose confidence in our financial reporting, which would harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We devote significant attention to establishing and maintaining effective internal controls. Implementing changes to our internal controls required compliance training of our officers and employees. Substantial costs have been incurred and significant efforts have been expended by us in order to evaluate, test and remediate our internal controls over financial reporting. We cannot be certain that these measures and future measures will ensure that we will successfully implement and maintain adequate controls over our financial reporting processes and related reporting requirements. Any failure to implement required new or improved controls or difficulties encountered in their implementation could affect our operating results or cause us to fail to meet our reporting obligations and could result in a breach of a covenant in our Bank financing arrangements in future periods. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the market price of our common stock.

We rely on information systems to conduct our business, and failure to protect these systems against security breaches could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

The efficient operation of our business is dependent on computer hardware and software systems. Information systems are vulnerable to operational malfunctions and security breaches by computer hackers and cyber terrorists. We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent unanticipated downtime or security breaches. The unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could result in decreased performance and increased overhead costs, causing our business and results of operations to suffer. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business and results of operations.

Specific Risks Relating to Our Power Industry Services

Failure to successfully operate our power industry services business will adversely affect us.

The operations of our power industry services business conducted by GPS represent a significant portion of our net revenues and profits. The net revenues of this business segment were approximately $79.7 million for the nine months ended October 31, 2011, representing 93% of consolidated net revenues from continuing operations. Income from these operations for this nine-month period was $9.7 million. Our inability to successfully manage and grow our power industry services business will adversely affect our consolidated operating results and financial condition.

Our backlog is subject to unexpected adjustments, delays and cancellations, and may be an uncertain indicator of future net revenues.

As of October 31, 2011, we reported that the value of our construction contract backlog was $431 million compared with a backlog value of $291 million as of January 31, 2011. Projects awarded to us may remain included in our backlog for an extended period of time. In addition, project cancellations or scope adjustments may occur with respect to contracts reflected in our backlog that could reduce the dollar amount of our backlog and the net revenues and profits that we actually earn. We cannot guarantee that future net revenues projected by us based on our backlog at October 31, 2011 and subsequently awarded projects will be realized or will result in profitable operating results.

Intense competition in the engineering and construction industry could reduce our market share and profits.

We serve markets that are highly competitive and in which a large number of multinational companies compete such as Fluor Corporation, The Shaw Group Inc., URS Corporation (the Washington Division), SNC Lavalin Group, Inc., Foster Wheeler AG, CH2M HILL Companies, Ltd., and EMCOR Group, Inc. In particular, the engineering and construction markets are highly competitive and require substantial resources and capital investment in equipment, technology and skilled personnel. Competition also places downward pressure on our contract prices and profit margins. Intense competition is expected to continue in these markets, presenting us with significant challenges in our ability to maintain strong growth rates and acceptable profit margins. If we are unable to meet these competitive challenges and replace completed projects with new customers or projects, we could lose market share to our competitors and our business could be materially adversely affected.

Interruption of power plant construction projects could adversely affect future results of operations.

At any time, GPS has a limited number of construction contracts. For example, three customers represented approximately 90% of the net revenues of the power industry services business for the nine months ended October 31, 2011. Should any unexpected suspension, termination or delay of the work under such contracts occur, our results of operations may be materially and adversely affected.

The nature of our engineering and construction business exposes us to potential liability claims and contract disputes which may reduce our profits.

We engage in engineering and construction activities for large energy plant facilities where design, construction or systems failures can result in substantial injury or damage to third parties. In addition, the nature of our business results in clients, subcontractors and vendors occasionally presenting claims against us for recovery of costs they incurred in excess of what they expected to incur, or for which they believe they are not contractually liable. We have been and may in the future be named as a defendant in legal proceedings where parties may make a claim for damages or other remedies with respect to our projects or other matters. These claims generally arise in the normal course of our business.

Note 12 to the consolidated financial statements included in the 2011 Annual Report describes a matter which includes a claim in the approximate amount of $6.8 million that a subcontractor has made against a payment bond issued on our behalf related to a cancelled construction project. Assurance cannot be provided that we will be successful in defending against this claim. It is reasonably possible that resolution of the matters discussed above could occur in a manner or with a decision unfavorable to us. Any resulting loss could have a material negative affect on our consolidated results of operations in a future reporting period. No provision for loss, if any, has been recorded in the consolidated financial statements related to this matter as of October 31, 2011. If new facts become known in the future indicating that it is probable that a loss has been incurred by us and the amount of loss can be reasonably estimated by us, the impact of the change will be reflected in the consolidated financial statements at that time.

In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. When it is determined that we have liability, we may not be covered by insurance or, if covered, the dollar amount of any liability may exceed our policy limits. Further, we may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. Our professional liability coverage is on a “claims-made” basis covering only claims actually made during the policy period currently in effect. In addition, even where insurance is maintained for such exposures, the policies have deductibles resulting in our assuming exposure for a layer of coverage with respect to any such claims. Any liability not covered by our insurance, in excess of our insurance limits or, if covered by insurance but subject to a high deductible, could result in a significant loss for us, which claims may reduce our future profits and cash available for operations.

In the future, we may bring claims against project owners for additional costs exceeding the contract price or for amounts not included in the original contract price. These types of claims occur due to matters such as owner-caused delays or changes from the initial project scope, both of which may result in additional cost. Often, these claims can be the subject of lengthy arbitration or litigation proceedings, and it is difficult to accurately predict when these claims will be fully resolved. When these types of events occur and unresolved claims are pending, we have used working capital in projects to cover cost overruns pending the resolution of the relevant claims. A failure to promptly recover on these types of claims could have a negative impact on our liquidity and profitability.

Our dependence upon third parties to complete many of our contracts may adversely affect our performance under future energy plant construction contracts.

Much of the work performed under our energy plant construction contracts is actually performed by third-party subcontractors we hire. We also rely on third-party equipment manufacturers or suppliers to provide much of the equipment included in an energy project and most of the materials (including concrete and steel) used in our construction projects. If we are unable to hire qualified subcontractors or find qualified equipment manufacturers or suppliers, our ability to successfully complete a project could be impaired. If the amount we are required to pay for subcontractors or equipment and supplies exceeds what we have estimated, especially when we are operating under a lump sum or a fixed-price type construction contract, we may suffer losses on these contracts. If a supplier, manufacturer or subcontractor fails to provide supplies, equipment or services as required under a negotiated contract for any reason, we may be required to source these supplies, equipment or services on a delayed basis or at a higher price than anticipated which could impact contract profitability in an adverse manner.

If we guarantee the timely completion or performance standards of a project, we could incur additional costs to cover our guarantee obligations.

In some instances and in many of our fixed price contracts, we guarantee a customer that we will complete a project by a scheduled date. We sometimes provide that the project, when completed, will also achieve certain performance standards. If we subsequently fail to complete the project as scheduled, or if the project subsequently fails to meet guaranteed performance standards, we may be held responsible for cost impacts to the customer resulting from any delay or modifications to the plant in order to achieve the performance standards, generally in the form of contractually agreed-upon liquidated damages. If these events would occur, the total costs of the project would exceed our original estimate, and we could experience reduced profits or a loss for that project.

If financing for new energy plants is unavailable, construction of such plants may not occur and we may lose any investment made in the projects.

Traditional gas-fired power plants have been constructed typically by large utility companies. However, to a large extent, the construction of new energy plants, including alternative and renewable energy facilities, is conducted by private investment groups. The owner of the Sentinel project described above is Competitive Power Ventures, Inc. which is owned by Warburg Pincus, certain individual investors and members of its management team. The challenge for these types of project owners to secure and maintain financing in the midst of the current credit crisis continues to be significant. Should debt financing for the construction of new energy facilities, including alternative or renewable energy plants, not be available, investors may not be able to invest in such projects, thereby adversely affecting the likelihood that GPS will obtain contracts to construct such plants.

We are seeing a number of new business opportunities that include an opportunity to make an investment in the ownership of the new project, at least during the development phase of the project, in order to improve the probability of an EPC contract award. Because we believe in the strength of our balance sheet, we are willing to consider the opportunities that include reasonable and manageable risks. Failure of a project owner to obtain such financing will make it likely that we will not recover the amount of any investment made by us in the project, which could exceed $1.0 million per project.

The inability of our customers to receive or to avoid delay in receiving the applicable regulatory approvals relating to projects may result in lost or postponed net revenues for us.

The commencement and/or execution of many of the construction projects performed by our power industry services segment are subject to numerous regulatory permitting processes. Applications for permits may be opposed by individuals or environmental groups, resulting in delays and possible non-issuance of the permits. There are no assurances that our customers will obtain the necessary permits for these projects, or that the necessary permits will be obtained in order to allow construction work to proceed as scheduled. Failure to commence or complete construction work as anticipated could have material adverse impacts on our future net revenues, profits and cash flows from operations.

Our use of the percentage-of-completion method of accounting could result in a reduction or reversal of previously recorded net revenues or profits.

Under our accounting procedures, we measure and recognize a large portion of our net revenues under the percentage-of-completion accounting methodology. This methodology allows us to recognize net revenues and contract profits ratably over the life of a contract by comparing the amount of the costs incurred to date against the total amount of costs expected to be incurred. The effects of revisions to net revenues and estimated costs are recorded when the amounts are known and can be reasonably estimated, and these revisions can occur at any time and could be material. Given the uncertainties associated with these types of contracts, it is possible for actual costs to vary from estimates previously made, which may result in reductions or reversals of previously recorded net revenues and profits.

Future bonding requirements may adversely affect our ability to compete for new energy plant construction projects.

Our construction contracts frequently require that we obtain payment and performance bonds from surety companies on behalf of our customers as a condition to the award of such contracts. Surety market conditions have in the last few years become more difficult as a result of significant losses incurred by many surety companies, both in the construction industry as well as in certain large corporate bankruptcies. Consequently, less overall bonding capacity is available in the market than in the past, and surety bonds have become more expensive and restrictive. Historically, we have had a strong bonding capacity but, under standard terms in the surety market, surety companies issue bonds on a project-by-project basis and can decline to issue bonds at any time or require the posting of additional collateral as a condition to issuing any bonds.

Current or future market conditions, changes in our surety’s assessment of its own operating and financial risk or larger future projects could cause our surety company to decline to issue, or substantially reduce the amount of, bonds for our work and could increase our bonding costs. These actions can be taken on short notice. If our surety company were to limit or eliminate our access to bonding, our alternatives would include seeking bonding capacity from other surety companies, joint venturing with other construction firms, increasing business with clients that do not require bonds and posting other forms of collateral for project performance, such as letters of credit, or cash. We may be unable to make alternative arrangements in a timely manner, on acceptable terms, or at all. Accordingly, if we were to experience an interruption, reduction or other alteration in the availability of bonding capacity, we may be unable to compete for or work on certain projects.

As we bear the risk of cost overruns in the completion of our construction contracts, we may experience reduced profits or, in some cases, losses under these contracts if actual costs exceed our estimates.

We conduct our business under various types of contractual arrangements including fixed price contracts. We bear a significant portion of the risk for cost overruns on these types of contracts where contract prices are established in part on cost and scheduling estimates. Our estimates may be based on a number of assumptions about future economic conditions and the future prices and availability of labor, equipment and materials, and other exigencies. From time to time, we may also assume a project’s technical risk, which means that we may have to satisfy certain technical requirements of a project despite the fact that at the time of project award, we may not have previously produced the system or product in question. Unexpected or increased costs may occur due to the following factors among others:

•	shortages of skilled labor, materials and energy plant equipment including power turbines;

•	unanticipated escalation in the price of construction commodities;

•	unscheduled delays in the delivery of ordered materials and equipment;

•	engineering problems, including those relating to the commissioning of newly designed equipment;

•	declines in the productivity of construction workers;

•	work stoppages;

•	weather interference;

•	inability to develop or non-acceptance of new technologies to produce alternative fuel sources; and

•	the difficulty in obtaining necessary permits or approvals.

If our estimates prove inaccurate, or circumstances change, cost overruns may occur and we could experience reduced profits, or in some cases, incur a loss on a particular project.

If we are unable to collect amounts billed to project owners as scheduled, our cash flows may be materially and adversely affected.

Many of our contracts require us to satisfy specified design, engineering, procurement or construction milestones in order to receive payment for work completed or equipment or supplies procured prior to achievement of the applicable contract milestone. As a result, under these types of arrangements, we may incur significant costs or perform significant amounts of services prior to receipt of payment. If the customer determines not to proceed with the completion of the project, delays in making payment of billed amounts or defaults on its payment obligations, we may face delays or other difficulties in collecting payment of amounts due to us for the costs previously incurred or for the amounts previously expended to purchase equipment or supplies. Such problems may impact the planned cash flows of affected projects and result in unanticipated reductions in the amounts of future cash flows from operations.

If the development of renewable energy sources does not occur, the demand for our construction services could decline.

The expected increase in momentum towards more environmentally friendly power generation facilities has not occurred at the pace expected just a few years ago. For example, the rate of wind power capacity growth slowed noticeably, from 26% in 2009 to 19% in 2010. The federal government has failed to pass comprehensive energy legislation, including incentives or mandates for the retirement of existing coal burning power plants and caps on the volume of carbon emissions. This appears even less likely for the foreseeable future as the political party with majority control of the U.S. House of Representatives does not appear predisposed to provide government incentives for sources of renewable power. With the future availability of renewable energy tax incentives unknown, potential energy project developers and investors may be hesitant to make commitments related to new renewable energy generation facilities. Although certain coal-fired power plants have been shut down, existing coal plants are proving to be a challenge to retrofit or replace. Coal prices are widely considered to be stable and certain states see the availability of inexpensive, coal-fired electricity as a key driver of economic growth. The extent to which recent regulations issued by the Environmental Protection Agency, that are intended to make smokestack emissions cleaner, will accelerate the pace of coal-fired power plant retirements is not yet known.

Should government investment incentives fail to be extended or should anti-pollution regulations be repealed, the pace of the development of alternative renewable energy sources may slow, thereby reducing the future opportunities for GPS to construct such plants.

We could be subject to compliance with environmental, health and safety laws and regulations that would add costs to our business.

Our operations are subject to compliance with federal, state and local environmental, health and safety laws and regulations, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste, and the cleanup of properties affected by hazardous substances. Certain environmental laws impose substantial penalties for non-compliance and others, such as the federal Comprehensive Environmental Response, Compensation and Liability Act, impose strict, retroactive, joint and several liability upon persons responsible for releases of hazardous substances. We continually evaluate whether we must take additional steps to ensure compliance with environmental laws, however, there can be no assurance that these requirements will not change and that compliance will not adversely affect our operations in the future.

Specific Risks Relating to Our Telecommunications Infrastructure Services Business

Failure to replace significant customers could adversely affect our SMC business.

Historically, significant portions of the net revenues of SMC have been provided by a few major customers under long-term master service-type contracts. In recent years, we lost the business with Verizon as our master agreement expired without renewal and the prime contract that EDS had with the federal government expired pursuant to which we performed inside services at various government installations throughout the mid-Atlantic region. A significant challenge for SMC is the replacement of the lost business provided under the arrangements with Verizon and EDS. SMC has had a certain amount of success in obtaining projects from new customers in the midst of a very difficult economic environment. However, despite our business development efforts, we cannot provide assurance that SMC will maintain its current level of net revenues for the fiscal year ending January 31, 2013.

If we fail to compete successfully against current or future competitors, our business, financial condition and results of operations could be materially and adversely affected.

We operate in highly competitive markets. We compete with service providers ranging from small regional companies which service a single market, to larger firms servicing multiple regions, as well as large national and multi-national entities. In addition, there are few barriers to entry in the telecommunications infrastructure industry. As a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. Competition in the telecommunications infrastructure industry depends on a number of factors, including price. Certain of our competitors may have lower overhead cost structures than we do and may, therefore, be able to provide their services at lower rates than we can. In addition, some of our competitors are larger and have significantly greater financial resources than we do. Our competitors may develop the expertise, experience and resources to provide services that are superior in price and quality to our services. Similarly, we may not be able to maintain or enhance our competitive position within our industry. We may also face competition from the in-house service organizations of our existing or prospective customers.

A significant portion of our business involves providing services, directly or indirectly as a subcontractor, to the federal government under government contracts. The federal government may limit the competitive bidding on any contract under a small business or minority set-aside, in which bidding is limited to companies meeting the criteria for a small business or minority business, respectively, which may exclude us from consideration.

We may not be able to compete successfully against our competitors in the future. If we fail to compete successfully against our current or future competitors, our business, financial condition, and results of operations could be materially and adversely affected.

Rapid technological change and/or customer consolidations could reduce the demand for the telecommunication services we provide.

The telecommunications infrastructure industry is undergoing rapid change as a result of technological advances that could in certain cases reduce the demand for our services or otherwise negatively impact our business. New or developing technologies could displace the wire-line systems used for voice, video and data transmissions, and improvements in existing technology may allow telecommunications companies to significantly improve their networks without physically upgrading them. In addition, consolidation, competition or capital constraints in the utility, telecommunications or computer networking industries may result in reduced spending or the loss of one or more of our customers.

Our substantial dependence upon fixed price contracts may expose us to losses in the event that we fail to accurately estimate the costs that we will incur to complete such projects.

We currently generate, and expect to continue to generate, a significant portion of our net revenues under fixed price contracts. We must estimate the costs of completing a particular project to bid for these fixed price contracts. Although historically we have been able to estimate costs accurately, the cost of labor and materials may, from time to time, vary from costs originally estimated. These variations, along with other risks inherent in performing fixed price contracts, may cause actual net revenues and gross profits for a project to differ from those we originally estimated and could result in reduced profitability or losses on projects. Depending upon the size of a particular project, variations from the estimated contract costs could have a significant impact on our operating results for any fiscal quarter or year.

Compliance with government regulations may increase the costs of our operations and expose us to substantial civil and criminal penalties in the event that we violate applicable law.

We provide, either directly as a contractor or indirectly as a sub-contractor, products and services to the federal government under government contracts. United States government contracts and related customer orders subject us to various laws and regulations governing federal government contractors and subcontractors, which generally are more restrictive than for non-government contractors. These include subjecting us to examinations by government auditors and investigators, from time to time, to ensure compliance and to review costs. Violations may result in costs disallowed, and substantial civil or criminal liabilities (including, in severe cases, denial of future contracts). A loss or interruption in our ability to perform work for the federal government could have a material adverse effect on our business.

Risks Relating to Our Securities

Our acquisition strategy may result in dilution to our stockholders.

Our business strategy calls for the strategic acquisition of other businesses. In the aggregate, the number of shares issued related to the acquisition of GPS represented approximately 48% of our outstanding shares of common stock as of October 31, 2011. We anticipate that future acquisitions will require cash and issuances of our capital stock, including our common stock. To the extent we are required to pay cash for any acquisition, we anticipate that we would be required to obtain additional equity and/or debt financing. Equity financing would result in dilution for our then current stockholders. Stock issuances and financing, if obtained, may not be on terms favorable to us and could result in substantial dilution to our stockholders at the time(s) of these stock issuances and financings.

Our officers, directors and certain key employees have substantial control over Argan, Inc.

As of January 31, 2012, our executive officers and directors as a group owned approximately 24% of our voting shares giving effect to an aggregate of 547,224 shares of common stock that may be purchased upon the exercise of warrants and stock options held by our executive officers and directors (and deemed exercisable at January 31, 2012), 1,323,270 shares beneficially held in the name of MSR Advisors, Inc. and affiliates for which one of our directors is President, and 1,257,000 shares beneficially owned by William F. Griffin, Jr. (a former owner of GPS). An additional 4% of the outstanding shares are controlled by Allen & Company entities (“Allen”). One of our independent directors is an officer of Allen. This small group of stockholders may have significant influence over corporate actions such as an amendment to our certificate of incorporation, the consummation of any merger, or the sale of all or substantially all of our assets, and may substantially influence the election of directors and other actions requiring stockholder approval.

A major portion of our outstanding shares of common stock is owned by a small number of stockholders.

As of January 31, 2012, three unaffiliated stockholders owned approximately 53% of our voting shares in total. The individual beneficial ownership percentages as of January 31, 2012 were 35%, 12% and 6%, respectively. Therefore, this small group of stockholders may have significant influence over corporate actions such as an amendment to our certificate of incorporation, the consummation of any merger, or the sale of all or substantially all of our assets, and may substantially influence the election of directors and other actions requiring stockholder approval.

As our common stock is thinly traded, the stock price may be volatile and investors may have difficulty disposing of their investments at prevailing market prices.

In August 2007, our common stock was approved for listing on the NYSE Amex stock exchange (formerly the American Stock Exchange) and commenced trading under the symbol AGX. Despite the listing on the larger stock exchange, our common stock remains thinly and sporadically traded and no assurances can be given that a larger market will ever develop, or if developed, that it will be maintained.

Availability of significant amounts of our common stock for sale could adversely affect its market price.

We have registered significant amounts of our common stock for resale. This registration statement covers 879,730 shares of our common stock resale. If our stockholders sell substantial amounts of our common stock in the public market, including the shares registered in this Registration Statement on Form S-3, the market price of our common stock could fall.

We may issue preferred stock with rights that are superior to our common stock.

Our certificate of incorporation, as amended, permits our Board of Directors to authorize the issuance of shares of preferred stock and to designate the terms of the preferred stock. The issuance of shares of preferred stock by us could adversely affect the rights of holders of common stock by, among other factors, establishing dividend rights, liquidation rights and voting rights that are superior to the rights of the holders of the common stock.

Provisions of our certificate of incorporation and Delaware law could deter takeover attempts.

Provisions of our certificate of incorporation and Delaware law could delay, prevent, or make more difficult a merger, tender offer or proxy contest involving us. Among other things, under our certificate of incorporation, our board of directors may issue up to 500,000 shares of our preferred stock and may determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights, of these shares of preferred stock. In addition, Delaware law limits transactions between us and persons that acquire significant amounts of our stock without approval of our board of directors.

We may not pay cash dividends in the future.

In the past, we have not paid cash dividends on our common stock and have retained earnings to finance the development and expansion of our business. However, in November 2011, we paid to stockholders a special cash dividend of $0.50 per share of common stock reflecting the Board’s confidence in the strong financial performance of GPS and the size of its construction contract backlog. Annually, the Board intends to evaluate the Company’s ongoing operational and financial performance in determining what role strategically aligned dividends should play in creating shareholder value.

USE OF PROCEEDS

The proceeds from the sale of the shares of our common stock being offered by MSR I SBIC, L.P. pursuant to this prospectus and any prospectus supplement, if applicable, net of any broker’s fee or commissions, will belong to the selling shareholder. Accordingly, we will not receive any of the proceeds from the sale of these shares.

SELLING SHAREHOLDER

The selling shareholder, MSR I SBIC, L.P., a Delaware limited partnership, with a business address of c/o Main Street Resources, 120 Post Road West, Suite 101, Westport, CT 06880, beneficially owned 879,730 shares of our common stock prior to this offering. It is offering 879,730 shares of our common stock for sale in this offering, and shall beneficially own no shares of our common stock after this offering, assuming all shares registered hereunder are sold. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and including any securities that grant the selling shareholder the right to acquire common stock within 60 days. We believe that the selling shareholder has sole voting and investment power with respect to all shares beneficially owned.

The shares may be sold by the selling shareholder, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all shares offered by the selling shareholder. The selling shareholder may sell less than all of the shares listed in the table. In addition, the shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of shares the selling shareholder will sell under this prospectus.

Daniel A. Levinson (“Levinson”), who was a director of the Company until January 23, 2012, is the managing member of MSR I SBIC Partners, LLC, a Delaware limited liability company (“MSRI”), and MSRI is the general partner of the selling shareholder. Based upon an Amendment No. 4 to Schedule 13D filed with the Securities and Exchange Commission by the selling shareholder and certain of its affiliates on January 4, 2007, and assuming all shares registered hereunder have been sold, 443,540 shares, or 3.2 percent, of our common stock (the “Affiliate Shares”) after this offering will be beneficially owned (in the aggregate) by the following affiliates of the selling shareholder: MSR Fund II, L.P., a Delaware limited partnership (“Fund II”); MSR Fund II GP, LLC, a Delaware limited liability company (“Fund II GP”); Tri-Lev LLC, a Connecticut limited liability company (“Tri-Lev”); MSR Advisors, Inc., a Delaware corporation (“MSRA”); and Levinson. Of such Affiliate Shares: (i) Fund II has sole voting and dispositive power with respect to 440,540 shares and (ii) Tri-Lev has sole voting and dispositive power with respect to 3,000 shares. In addition, MSRA owns warrants to purchase 40,000 shares and Levinson owns fully vested options to purchase 25,000 shares. Fund II GP, MSRA and Levinson can be deemed to share voting and dispositive power with respect to the shares owned by Fund II. Each of the selling shareholder, Fund II, Fund II GP, Tri-Lev, MSRA and Levinson (each, an “MSR Person”) disclaims beneficial ownership of all securities of the Company beneficially owned by the other MSR Persons, except to the extent such MSR Person has sole voting and dispositive power with respect to such securities.

We agreed to file a registration statement to register the resale of the shares. We have also agreed to prepare and file all amendments and supplements necessary to keep the registration statement effective until the earlier of (i) the date on which the selling shareholder may resell all the shares covered by the registration statement without registration pursuant to Rule 144 under the Securities Act or any successor rule thereto and (ii) the date on which the selling shareholder has sold all the shares covered by the registration statement.

PLAN OF DISTRIBUTION

The selling shareholder, which as used in this prospectus includes donees, pledgees, transferees or other successors-in-interest selling the shares of our common stock registered hereunder, may, from time to time, sell, transfer or otherwise dispose of any or all of the shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholder may use any one or more of the following methods when disposing of the shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	agreement between broker-dealers and the selling shareholder to sell a specified number of the shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholder to include the pledgee, transferee or other successors-in-interest as selling shareholder under this prospectus. The selling shareholder also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholder may also sell shares short and deliver shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholder from the sale of the shares offered by them will be the purchase price of the shares less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. We will not receive any of the proceeds from this offering. The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholder and any underwriters, broker-dealers or agents that participate in the sale of the shares or interests therein may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit the selling shareholder earns on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the selling shareholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. We are not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market making or stabilizing transactions involving the purchase or distribution of the shares registered in this prospectus.

To the extent required, the shares to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or any discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement that includes this prospectus, or, if appropriate, a filing pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”).

In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholder and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholder, and the selling shareholder has agreed to indemnify for us, to the fullest extent permitted by law, against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

•	such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, and

•	the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

We have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for underwriting discounts and selling commissions.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our Bylaws provides that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of Argan, Inc. pursuant to the Certificate of Incorporation, Bylaws or applicable law, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Robinson & Cole LLP, Stamford, Connecticut.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. We have omitted certain parts of the registration statement as permitted by the rules and regulations of the SEC. For further information about us and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and web site of the SEC referred to above. Our common stock is quoted on the NYSE Amex Equities, and you may also inspect and copy our SEC filings at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

You should rely only on the information provided in this prospectus and the registration statement. We have not authorized anyone else to provide you with different information. The securities are not being offered in any state where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Our Annual Report on Form 10-K for the fiscal year ended January 31, 2011;

2.	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2011, July 31, 2011 and October 31, 2011;

3.	Our Proxy for our stockholders’ meeting held on June 21, 2011, filed on May 9, 2011;

4.	Our Current Reports on Form 8-K filed April 15, April 21, June 2, June 14, June 22, July 14, September 16, October 18 and December 15, 2011 and January 23, January 26 and March 7, 2012; and

5.	The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on August 1, 2003, including any amendments or reports filed for the purposes of updating this description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any request for documents to Argan Inc., One Church Street, Suite 201, Rockville, MD 20850. The telephone number for our office is (301) 315-0027.

879,730 Shares of Common Stock

PROSPECTUS

March     , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by us in connection with the offering of the securities being registered. All such expenses are being borne by us.

SEC Registration Fee	$1,633
Accounting Fees and Expenses*	$8,000
Legal Fees and Expenses*	$8,000
Miscellaneous Expenses*	$2,367

Total*	$20,000

*	Estimated.

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director.

Our Bylaws provide that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

Item 16.	Exhibits

The following exhibits are included or incorporated herein by reference:

Exhibit No.	Description

5.1	Opinion of Robinson & Cole LLP

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm (previously filed)

23.2	Consent of Robinson & Cole LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereof)

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act to any purchaser:

(a)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

5. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on March 13, 2012.

ARGAN, INC.

By:	/s/ Rainer H. Bosselmann
Rainer H. Bosselmann
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Rainer H. Bosselmann	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 13, 2012
Rainer H. Bosselmann

/s/ Arthur F. Trudel	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	March 13, 2012
Arthur F. Trudel

/s/ Henry A. Crumpton*	Director	March 13, 2012
Henry A. Crumpton

/s/ Cynthia A. Flanders*	Director	March 13, 2012
Cynthia A. Flanders

/s/ William F. Leimkuhler*	Director	March 13, 2012
William F. Leimkuhler

/s/ W.G. Champion Mitchell*	Director	March 13, 2012
W.G. Champion Mitchell

/s/ James W. Quinn*	Director	March 13, 2012
James W. Quinn

*By	Arthur F. Trudel
Power of Attorney

INDEX OF EXHIBITS

Exhibit No.	Description

5.1	Opinion of Robinson & Cole LLP

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm (previously filed)

23.2	Consent of Robinson & Cole LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereof)